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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

   AMCC (Barbados) Limited, a Barbados Corporation
   AMCC (UK) Limited
   AMCC France s.a.r.l.
   AMCC Italia S.r.l.
   AMCC Deutschland GmbH
   AMCC Japan Co., Ltd.
   Applied Micro Circuits Corporation Canada
   AMCC Sales Corporation
   AMCC China, Inc.
   AMCC Switching Corporation